UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 22, 2010

ELYSIUM INTERNET, INC.

(Exact name of registrant as specified in its charter)

Utah	000-31431	33-0052057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 992, Oldsmar, Florida	34677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code        (727) 417-7807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  7.01  REGULATION  FD  DISCLOSURE.

In December of 2009 the Company’s board of directors approved a name change of the Company from “Elysium Internet, Inc.” to “TheDirectory.com, Inc.” to more accurately reflect its Internet directory/advertising business model. In addition, the Company announced that it expects to receive a new ticker symbol when its name change becomes effective. At the time of the previous filing the Company anticipated both the name change and ticker change to take effect during January of 2010. The process was delayed primarily due to the launch of a new local Chiropractic directory site www.Chiropractor.net. The Company now expects the name change documents and public filings to be completed no later then May of 2010 with the name and ticker change expected to take place shortly after the necessary filings have been accepted and approved by FINRA and the state of Utah.

In addition, management would like to advise its shareholders of the current capital structure of the Company as of March 22, 2010. Elysium Internet, Inc. has 199,107,595 shares outstanding and 54,635,983 shares in the float or street name. The Company has received 54,000,000 million previously issued shares for cancellation. The shares have been sent to the transfer agent for cancellation, upon completion of the share cancellation Elysium Internet, Inc. will have 145,107,595 shares issued and outstanding with no further change to the float.

Further, management has begun the process of compiling the information required to once again becoming a fully reporting Company by filing quarterly and annual financial statements with the Securities and Exchange Commission. Management will base the return of fully reporting status on its operations and its ability to generate operating profits on a regular basis, meaning at least one full quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elysium Internet, Inc.
(Registrant)
Date March 22, 2010

/s/ Scott Gallagher
(Signature)
Name: Scott Gallagher
Title: Chief Executive Officer